Exhibit 99.1

February 5, 2007

Press Release

Source: EnXnet, Inc.

EnXnet Institutes an Expansive Worldwide Investor Relations Program Starting with an Appearance at The World Money Show, February 7 - 10, 2007 (Orlando, Florida)

Tulsa, OK, February 05, 2007, EnXnet, Inc, (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) has completed the initial setup with its investor relations firm, Integrated Capital Partners, Inc. (ICPI), for an expanded worldwide investor awareness program, beginning this week. The first stop on this worldwide tour will be at "The World Money Show", February 7-10, 2007 in Orlando, FL.

"With over 10,000 investors at this conference we are thrilled at the prospects of presenting," says Ryan Corley, EnXnet CEO. "Our presentation will be on Friday, February 9, at 3:30 pm at the Gaylord Palms Resort, the site for the conference. We are expecting a large turn-out. Our IR firm informs me that they already received several pre-conference inquiries."

The World Money Show is one of the largest investor shows in the world. Each year, the World Money Show hosts five major shows in London, Las Vegas, San Francisco, Washington D.C. and Orlando. The Orlando show is the largest and best attended of all their shows. There will be more than 10,000 investors from around the world attending to gather insights, wisdom, and advice from over 120 global investment and economic experts, 20+ panels, and 320+ workshops along with 350 financial products and services companies in the exhibit hall.

EnXnet recently announced its preferred vendor agreement with Duplium Corporation for the manufacture of their multimedia gift card. "In the spirit of EXNT's product, we are having a $100 gift card giveaway for one of the World Money Show attendees, just for stopping by," said James M. Farinella, President of ICPI. EXNT will be represented by ICPI personnel at the World Money Show.

EnXnet has developed an impressive portfolio of proprietary products and technologies that address multi-billion dollar expanding markets. EnXnet's products provide unique, practical solutions in the established categories of: blank media (CD/DVD), stored value gift cards, and a revolutionary Medical device.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
investor@icpichome.com